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                                                                 EXHIBIT (h)(13)

                                  ARMADA FUNDS
                            OAKS, PENNSYLVANIA 19456

                               SERVICING AGREEMENT
                                 CLASS 2 SHARES

Ladies and Gentlemen:

         We wish to enter into this Servicing Agreement with you concerning the provision of support services to your clients ("Clients") who may from time to time beneficially own Class 2 shares of beneficial interest (collectively, "Shares") of existing and any future investment portfolios of the UA Series of funds offered by Armada Funds (collectively, "Portfolios").

         The terms and conditions of this Servicing Agreement are as follows:

         SECTION 1. You agree to provide support services to Clients who may from time to time beneficially own Shares which may include the following:

         (i) Aggregating and processing purchase and redemption requests for Shares from Clients and placing net purchase and redemption orders with our distributor or transfer agent;

         (ii) Providing Clients with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions;

         (iii) Processing dividend payments from us on behalf of Clients and assisting Clients in choosing and changing dividend options, account designations and addresses;

         (iv) Providing information periodically to Clients showing their positions in Shares;

         (v)      Arranging for bank wires;

         (vi) Responding to Client inquiries relating to the services performed by you;

         (vii) Providing subaccounting with respect to Shares beneficially owned by Clients or the information to us or our transfer agent necessary for subaccounting;

         (viii) If required by law, forwarding or causing to be forwarded shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements, and dividend, distribution, and tax notices) to Clients; and


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         (ix)     Providing such other similar services as we may reasonably request to the extent you are permitted to do under applicable statutes, rules, or regulations. Upon request, you will provide to Clients a schedule of any fees that you may charge to them relating to the investment of their assets in Shares.

         SECTION 2. You will provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to Clients.

         SECTION 3. Neither you nor any of your officers, employees, or agents are authorized to make any representations concerning us or Shares except those contained in our then current prospectus for such Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing. We agree to indemnify, defend and hold harmless you, your officers, directors, employees, agents, and affiliates free and harmless from and against any and all claims, demands, liabilities and expenses, including legal expenses, which you, your officers, directors, employees, agents, and affiliates may incur arising out of or based upon any untrue statement, or alleged untrue statement, of material fact contained in any registration statement, prospectus, statement of additional information or sales material, or based upon any omission, or alleged omission, to state a material fact required to be stated to make the statements contained therein not misleading.

         SECTION 4. For all purposes of this Agreement, you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify, and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by you or your officers, employees, or agents regarding your responsibilities hereunder or the purchase, redemption, transfer, or registration of Shares by or on behalf of Clients, provided that any such liabilities or losses are the result of willful misfeasance, bad faith or gross negligence by you or your officers, directors or employees. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

         SECTION 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, fees at annual rates of up to the percentages set forth in the current prospectuses and/or statements of additional information for the Portfolios owned by shareholders for whom you are the dealer of record or holder of record and with whom you have a servicing relationship pursuant to this Agreement (the "Clients' Shares"), which fees will be computed daily and payable monthly; provided, however, that in no event shall payments for personal service and/or the maintenance of shareholder accounts exceed an annual


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rate of 0.10% of daily net asset value of Clients' Shares. For purposes of determining the fees payable under this Section 5, the daily net asset value of the Clients' Shares will be computed in the manner specified in our registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. The fee rate provided for above may be prospectively increased or decreased by us within the percentage limitations, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of such Shares to you for the account of any Client or Clients.

         SECTION 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to your Board of Trustees, and our Trustees will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the Services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

         SECTION 7. We may enter into other similar Servicing Agreements with any other person or persons without your consent.

         SECTION 8. By your written acceptance of this Agreement, you represent, warrant, and agree that: (i) to the best of your knowledge, no services provided by you hereunder will be primarily intended to result in the sale of any Shares;
(ii) the compensation payable to you hereunder, together with any other compensation you receive from Clients for services contemplated by this Agreement, will be disclosed to clients who will authorize such compensation and such compensation will be permitted by, and not be excessive or unreasonable under, the laws and instruments governing your relationship with Clients; and
(iii) in the event an issue pertaining to the Plan is submitted for shareholder approval, you will vote any shares held for your own account in the same proportion as the vote of those shares held for your Clients' accounts.

         SECTION 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until September 30 next following the date of execution, and thereafter will continue automatically for successive annual periods ending on September 30 of each year, provided such continuance is specifically approved at least annually by us in the manner described in Section 12 hereof. This Agreement is terminable, without penalty, at any time by us (which termination may be by vote of a majority of the Disinterested Trustees as defined in Section 12 hereof) or by you upon notice to the other party hereto. Termination of this Agreement shall terminate our obligation to pay you any compensation hereunder.


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         SECTION 10. All notices and other communications will be duly given if mailed, telegraphed, telexed, or transmitted by similar telecommunications device to us at the address shown above and to you at the address shown below.

         SECTION 11. This Agreement will be construed in accordance with the laws of the Commonwealth of Massachusetts and is non-assignable by the parties hereto.

         SECTION 12. This Agreement has been approved by vote of majority of (i) our Board of Trustees and (ii) those Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Shareholder Services Plan adopted by us regarding the provision of support services to the beneficial owners of Shares or in any agreements related thereto ("Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on such approval.

         SECTION 13. The names "Armada Funds" and "Trustees of Armada Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated January 28, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "Armada Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.


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         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us at the address shown above.

                                  Very truly yours,

                                  ARMADA FUNDS

Date                              By
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                                          Authorized Officer

                                          Accepted and agreed to:


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                                  Name of Servicing Organization


Date                              By
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                                          Authorized Officer


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                                  Account Number


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                                  Taxpayer Identification Number


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                                  Dealer Code


                                  Address:
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